UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2004

CABOT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-5667	04-2271897
(Commission File Number)	(IRS Employer Identification No.)

TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS	02210-2019
(Address of Principal Executive Offices)	(Zip Code)

(617) 345-0100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At its meeting on September 10, 2004, the Board of Directors of Cabot Corporation (the “Company”) elected Dirk L. Blevi, 55, as a director of the Company. Mr. Blevi, who was not selected as a director pursuant to any arrangement or understanding between him and any other person, will not initially serve on any committees of the Board of Directors.

At the same time, Mr. Blevi was promoted to the position of Executive Vice President and General Manager of the Company’s European operations. Mr. Blevi, who resides in Belgium, joined Cabot in 1975 and has held several senior management positions, primarily in Cabot’s plastics business. Mr. Blevi first became a Vice President of the Company in 1994. He was general manager of the Company’s plastics business group, in 2000 was named General Manager of the Company’s European operations, and in 2003 was given additional responsibility for leading the growth and development of the Company’s aerogels business.

Certain Relationships and Related Transactions

The Company maintains a long-term equity incentive program (the “LTI program”) which is intended to recognize an employee’s strategic potential in the Company, encourage retention of key employees and increase interest in the Company’s long-term performance. Under the LTI program, participants in the United States are provided an opportunity to purchase shares of restricted stock at a purchase price per share equal to 30% of the fair market value of the Company’s common stock on the date of grant. The funds to pay the purchase price may be borrowed from the Company at a specified annual interest rate under the Cabot Loan Program, which until 2002 was available to all recipients of restricted stock grants and since 2002 has been available to all recipients of restricted stock grants other than the executive officers of the Company.

Certain of the terms of the LTI program are modified slightly for participants outside the United States to account for tax or securities law issues applicable to them. Employees residing in Belgium, like Mr. Blevi, are provided the opportunity to purchase shares of restricted stock at a purchase price per share equal to 100% of the fair market value of the Company’s common stock on the date of grant. To make this equity award as nearly equal as possible in economic terms to the awards made to U. S. participants, employees in Belgium may borrow funds under the Cabot Loan Program to pay the full purchase price of the restricted stock. In this case, two loans may be made, one representing 30% of the purchase price, which is interest-bearing, and one representing 70% of the purchase price, which is interest-free. Further, at the time that the shares of restricted stock vest, which is generally on the third anniversary of the date of grant, the Company pays the participant a bonus equal to the value of the interest-free loan. The bonus is considered taxable compensation when it is paid.

Mr. Blevi participated in the Cabot Loan Program in connection with the grants of restricted stock made to him under the 2001 and 2003 LTI programs, and borrowed from the Company in those years $390,544 and $392,000, respectively, which, in each case represented 70% of the purchase price of the restricted stock. In each of those years, Mr. Blevi paid 30% of the purchase price with his own funds. Under the terms of the 2001 LTI program, when the shares vested in May 2004, the Company paid a bonus to Mr. Blevi in an amount of $390,544, which he used to repay his loan in the same amount. Under the terms of the 2003 LTI program the Company agreed to pay a bonus to Mr. Blevi in an amount equal to $392,000 at the time the shares of restricted stock vest in May 2006. Prior to Mr. Blevi’s election as a director and his designation as an executive officer of the Company, the

Compensation Committee of the Board of Directors authorized the acceleration of the payment of the $392,000 bonus. Mr. Blevi used this bonus to repay the $392,000 loan.

Mr. Blevi also participated in the Cabot Loan Program in connection with a grant of 10,000 shares of restricted stock to him in May 2000. These shares, which vest in three equal installments beginning in May 2003, were issued without cost to Mr. Blevi. However, to account for certain tax rules applicable to residents of Belgium, Mr. Blevi paid the fair market value of the shares at the time of grant with the proceeds of an interest-free loan from the Company in such amount. One-third of the loan becomes due each year as the shares vest, and at that time, the Company pays Mr. Blevi a bonus equal to that amount of the loan which has matured. Accordingly, in each of May 2003 and 2004, the Company paid a $90,392 bonus to Mr. Blevi, which Mr. Blevi used in each case to repay the loan from the Company. The current outstanding balance of the loan, which is payable when the remaining shares vest in May 2005, is $90,419. Because this loan was made prior to July 30, 2002, it is grandfathered under Section 402 of the Sarbanes-Oxley Act.

On September 13, 2004, the Company issued a press release announcing Mr. Blevi’s election as a Director of the Company, a copy of which is filed herewith and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release issued by Cabot Corporation on September 13, 2004

     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION

By:	/s/ Kennett F. Burnes Name: Kennett F. Burnes Title: Chairman of the Board, Chief Executive Officer and President

Date: September 14, 2004

EXHIBIT INDEX

Exhibit
Number	Title

99.1	Press release issued by Cabot Corporation on September 13, 2004